EXHIBIT 23.13


                          Independent Auditors' Consent


We consent to the incorporation by reference in the Registration Statement of CUC INTERNATIONAL INC. on Form S-3 of our report dated June 22, 1995 (except for
Note 13, as to which the date is October 12, 1995), related to the financial statements of Century 21 of Eastern Pennsylvania Inc. as of and for the years ended April 30, 1995 and 1994, included in HFS Incorporated's Current Report on Form 8-K dated February 16, 1996, and incorporated by reference in the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


WOOLARD, KRAJNIK & COMPANY, LLP
Exton, Pennsylvania
September 12, 1997